Exhibit 10.70

EMPLOYMENT AGREEMENT

        AGREEMENT, dated as of February 4, 2002, by and between Vornado Realty Trust (the "Company") and Sandeep Mathrani ("Employee").

        IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ Employee as Executive Vice President of the Company's retail division (the "Retail Division") and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

        2.    Term.    The period of employment of Employee by the Company hereunder (the "Employment Period") shall commence March 25, 2002 (the "Commencement Date"), and shall continue until the third anniversary thereof; provided that commencing on March 25, 2005, and upon each subsequent March 25, the Employment Period shall be automatically extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to three (3) months before such extension would be effectuated.

        3.    Duties and Responsibilities.    During the Employment Period, Employee will serve as Executive Vice President of the Retail Division in charge of retail operations and certain residential development projects, will perform other executive duties on behalf of the Company consistent with his position and shall report to Michael Fascitelli and Steven Roth, or such other senior officer of the Company as designated by the Chief Executive Officer of the Company. Employee shall devote all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.

        4.    Place of Performance.    The principal place of employment of Employee shall be at the Company's executive offices in New York City or Paramus, New Jersey.

        5.    Compensation and Related Matters.

          (a)    Base Salary and Bonus.    During the Employment Period the Company shall pay Employee a base salary at the rate of not less than $500,000 per year ("Base Salary"). Employee's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Employee's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of the Agreement. In addition to Base Salary, the Employee may be entitled to an annual incentive bonus ("Bonus") each fiscal year at the sole discretion of the Company, to be payable at the same time as bonuses are paid to other executive officers. Notwithstanding the foregoing, Employee shall receive an annual bonus of $200,000 for the Company's current full fiscal year.

          (b)    Share Options.    Employee shall be granted share options to purchase 225,000 shares of Common Shares of Beneficial Interest ("Stock") of the Company pursuant to the terms of the Company's 1993 Omnibus Share Plan (the "1993 Plan") at a purchase price per share equal to the fair market value of the Stock on the date the options are granted (the "Options"). Such Options shall be granted on the Commencement Date, and shall be subject to the general terms of the 1993 Plan and the share option agreement thereunder. The Options shall become exercisable at a rate of 33 1/3% after the first anniversary of the date of grant, and an additional 33 1/3% on each of the second and third anniversaries of such date, provided Employee remains an employee of the Company on such respective dates. Notwithstanding the foregoing, the Options will accelerate and become fully exercisable if Employee is terminated pursuant to Sections 6(e) or 6(f), or upon the sale of the Retail Division or the Company (a "Sale"). Any future share option grants shall be made to Employee on comparable terms as such grants are made to other executives of the Company heading operating divisions of similar size.

          (c)    Benefit Plans.    Employee shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its employees generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time.

          (d)    Vacation.    Employee shall be entitled to four (4) weeks vacation with pay for each year during the Employment Period.

          (e)    Expenses.    The Company shall promptly reimburse Employee for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company.

          (f)    Automobile.    The Company shall provide Employee with a monthly allowance of $1000 for the lease of an automobile and the expenses of operating such automobile, including gas, oil, repairs and insurance.

          (g)    Deferred Stock Unit Agreement.    On or prior to the Commencement Date, the Employer and the Employee will enter into a Deferred Stock Unit Agreement (substantially in the form attached hereto as Exhibit A) pursuant to which the Employer shall credit to an account (the "Deferred Stock Unit Account") for the Employee a number of stock units equal to $1,000,000 divided by the fair market value of one share of Stock on the Commencement Date. Such stock units shall vest in equal annual installments over a three year period commencing from the Commencement Date and shall earlier vest if the Employee's employment is terminated pursuant to Sections 6(b),(c),(e) or (f). Notwithstanding the foregoing, such stock units shall become fully vested upon a Sale.

          (h)    Company Loans:    During the Employment Period, upon the written request of the Employee, the Company shall disburse to the employee (i) one loan with a principal amount of $500,000 to be secured by the Deferred Stock Unit Account; and (ii) one loan with a principal amount of the lesser of $1,000,000 or 50% of the appraised value of the Employee's primary residence located at 35 East 75th St., Penthouse C, New York, NY 10021 (the "Employee Residence") to be secured by a first mortgage on the Employee Residence. The Company will designate the appraiser who shall appraise the Employee's Residence. Each of such loans shall be subject to the following terms and conditions:

              (i)  the principal amount of the $500,000 loan shall be due and payable upon the earlier of (x) the third anniversary of the Commencement Date unless extended pursuant to paragraph 2 hereof, (y) 30 days after the date of Employee's termination of employment for any reason (other than for Cause), or (z) a termination of employment for Cause;

             (ii)  the remaining principal amount shall be due and payable on the third anniversary of the Commencement Date.

            (iii)  each loan shall be subject to interest at 4 1/2% per annum payable monthly, which amount shall be deducted from Employee's regular paychecks; provided that after March 25, 2005, any remaining unpaid principal of each loan shall be subject to interest at a rate equal to 200 basis points over six month LIBOR. Notwithstanding the foregoing, at all times the interest rate on each loan shall exceed the applicable federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended.

            (iv)  the agreements evidencing each such loans shall contain such additional terms and conditions as are mutually acceptable to the Company and the Employee.

        6.    Termination.    Employee's employment hereunder shall be terminated upon the earliest of:

          (a)    Expiration.    The expiration of the Employment Period.

          (b)    Death.    The death of Employee.

          (c)    Disability.    If, as a result of Employee's Disability, Employee shall have been substantially unable to perform his duties hereunder for a period of six (6) consecutive months and within thirty (30) days after written Notice of Termination is given by the Company after such six (6) month period, Employee shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Employee's employment hereunder for "Disability". For purposes of this Agreement, "Disability" shall have the same meaning as that term is defined in the Company's long term disability plan; provided, that, if no such plan exists, "Disability" shall have the same meaning as provided in Section 22(e)(3) of the Code.

          (d)    Cause.    The Company terminates Employee for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment upon Employee's (i) willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Employee which identifies the manner in which the Company believes that Employee has not substantially performed his duties, (ii) willful misconduct which is economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company (an "Affiliate"), including, but not limited to, any breach of Sections 9 and 10 hereof, or (iii) the conviction of, or plea of guilty or nolo contendere to, a felony, or (iv) habitual drug or alcohol abuse which materially impairs Employee's ability to perform his duties hereunder.

          (e)    Material Breach.    Employee terminates his employment for a material breach of this Agreement by the Company. For purposes of this Agreement, a "material breach" shall be deemed to occur upon a failure by the Company to comply with any material provision of this Agreement which has not been reasonably cured within thirty (30) days after written notice of such noncompliance has been given by Employee to the Company.

          (f)    Without Cause.    The Company shall have the right to terminate Employee's employment hereunder without Cause by providing Employee with a Notice of Termination.

          (g)    Voluntary Termination.    Employee may terminate this Agreement and Employee's employment hereunder at any time upon ninety (90) days prior written notice to the Company.

        7.    Termination Procedure.

          (a)    Notice of Termination.    Any termination of Employee by the Company or by Employee (other than termination pursuant to Section 6(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee under the provisions so indicated.

          (b)    Date of Termination.    "Date of Termination" shall mean (i) if Employee's employment is terminated by the expiration of this Agreement, the date of expiration, (ii) if Employee's employment is terminated by his death, the date of his death, (iii) if Employee's employment is terminated pursuant to Section 6(c) hereof, thirty (30) days after Notice of Termination is given (provided that Employee shall not have again become available for service on a regular basis during such thirty (30) day period), (iv) if Employee's employment is terminated pursuant to Sections 6(d), 6(f) or 6(g), the date specified in the Notice of Termination, and (v) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

        8.    Amounts Due Upon Termination or During Disability.    In the event Employee is disabled or his employment terminates during the Employment Period, the Company shall provide Employee with the payments set forth below. Employee acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a)   During any period that Employee fails to perform his duties hereunder as a result of Disability ("disability period"), Employee shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 6(c) hereof; provided, that, payments so made to Employee during the first six (6) months of the disability period shall be reduced by the sum of the amounts, if any, paid to the Employee at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. Employee shall also be entitled to any other benefits or payments provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

          (b)   If Employee's employment is terminated pursuant to Sections 6(a), 6(d) or 6(g) the Company shall pay Employee his accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement; provided, that, Employee shall be entitled to any other benefit or payment provided pursuant to any plan or policy of the Company in accordance with such plan's or policy's terms.

          (c)   If Employee's employment is terminated pursuant to Sections 6(e), or 6(f), the Company shall pay to Employee his (A) accrued and unpaid Base Salary through the Date of Termination and (B) a payment (the "Severance Payment") equal to the sum of (i) Employee's then current Base Salary and

  (ii) the average of the Bonus earned by Employee, if any, in each of the two fiscal years immediately preceding the Date of Termination, or if Employee has been employed less than two fiscal years, such average shall be deemed to be $200,000. The payment described in clause (A) shall be made as soon as administratively feasible following the Date of Termination and the payment as described in clause (B) shall be paid ratably in accordance with the Company's customary payroll practices over the one year period following the Date of Termination.

  In addition, if Employee's employment is terminated pursuant to Section 6 (f), he shall be provided with an office and secretarial support for the 90 day period following such termination. To the extent Employee is re-employed during the year following a termination pursuant to Section 6 (f), Employee shall give notice to Employer of such re-employment and the Severance Payments made pursuant to this paragraph shall cease.

          (d)   If Employee's employment is terminated pursuant to Section 6(b), the Company shall pay to Employee's estate (i) his accrued but unpaid Base Salary through the Date of Termination at the rate then in effect; and (ii) a pro rata portion (based on the number of days elapsed in the Company's fiscal year through the Date of Termination) of Employee's Bonus for the fiscal year in which the Date of Termination occurs.

        9.    Confidential Information and Removal of Documents.

          (a)   Employee agrees to keep secret and retain in the strictest confidence all Confidential Information which relates to the Company and any of its Affiliates. "Confidential Information" (a) means information (i) that is learned by Employee from the Company or any Affiliate before or after the date of this Agreement (other than Confidential Information that was known by Employee on a nonconfidential basis prior to the disclosure thereof); (ii) that is commercially valuable to the Company and (iii) that is not published or of public record or otherwise generally known (other than through failure of Employee to fully perform his obligations hereunder), and (b) includes, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any of its Affiliates. Employee agrees not to disclose any such Confidential Information to anyone outside the Company or any of its Affiliates, whether during or after his period of service with the Company, except (x) as such disclosure may be required or appropriate in connection with his service or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order his to divulge, disclose or make accessible such information. Employee agrees to give the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure.

          (b)   All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Employee has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Employee's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Employee's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Employee's rolodex, telephone directory and similar type items, and furniture, art work and property owned by Employee or otherwise not owned by the Company shall not be deemed Company property and shall not be covered by this Section 9(b). The Company shall be the owner of all trade secrets and other products relating to the Company's business developed by Employee alone or in conjunction with others as part of his employment with the Company.

        10.    Non-Competition.

          (a)   In consideration of the benefits to be provided to Employee hereunder, Employee covenants that he will not, without the prior written consent of the Company, during the Employment Period and the period of one year following his termination of employment for any reason (the "Restriction Period") other than pursuant to Section 6(a) or Section 6(c), or Section 6(f) engage in any way, directly or indirectly, in the sourcing and execution of retail building acquisition, development or leasing transactions on behalf of any public or non-public real estate company operating in any metropolitan area where the Retail Division or a residential development group of the Company (i) during the

  Employment Period is then operating or (ii) operated during the six (6) month period preceding his termination of employment.

          (b)   Employee hereby covenants and agrees that, at all times during the Employment Period and for a period of one year immediately following his termination for any reason, Employee shall not represent, in connection with any retail building acquisition, development or leasing transaction to which the Company or any of its Affiliates is a party, any individual or entity who (i) is a tenant of the Company or any of its Affiliates at any time during the Employment Period or (ii) was a tenant of the Company or any of its Affiliates at any time during the six (6) month period preceding his termination of employment.

          (c)   Employee hereby covenants and agrees that, at all times during the Employment Period and for a period of one year immediately following his termination for any reason, Employee shall not employ or seek to employ any person employed at that time by the Company or any of its Affiliates, or otherwise encourage or entice such person or entity to leave such employment.

          (d)   Employee acknowledges that the restrictions, prohibitions and other provisions of this Section 10 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement. It is the intention of the parties hereto that the restrictions contained in this paragraph be enforceable to the fullest extent permitted by applicable law. Therefore, to the extent any court of competent jurisdiction shall determine that any portion of the foregoing restrictions is excessive, such provision shall not be entirely void, but rather shall be limited or revised only to the extent necessary to make it enforceable.

        11.    Remedy.    Should Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 9 and 10, it is agreed that the Company shall be entitled to immediately withhold any payments or benefits to be made to Employee under Section 8 of this Agreement and shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

        12.    Successors; Binding Agreement.    This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors.

        13.    Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

  If to Employee:

  Sandeep Mathrani
  35 East 75th St., Penthouse C
  New York, NY 10021
  (212) 737-6690

  If to the Company:

  Vornado Realty Trust
  888 7th Avenue
  New York, NY 10019
  Attention: Chief Operating Officer; and

  Vornado Realty Trust
  210 Route 4 East
  Paramus, New Jersey 07652
  Attention: Chief Financial Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        14.    Resolution of Differences Over Breaches of Agreement.    The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company's internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Sections 9 or 10 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company's internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Employee regarding any provision of this Agreement, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such contest or dispute, but only if Employee is successful in respect of substantially all of Employee's claims brought and pursued in connection with such contest or dispute.

        15.    Governing Law.    This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

        16.    Amendment.    No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        17.    Survival.    The respective obligations of, and benefits afforded to, Employee and Company as provided in Sections 9 and 10 of this Agreement shall survive the termination of this Agreement.

        18.    No Conflict of Interest.    During the Employment Period, Employee shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board. Notwithstanding the foregoing, it is expressly understood and agreed that the Employee's maintenance of a limited partnership interest in the entities listed on Exhibit B annexed hereto shall not constitute a conflict of interest for purposes of this Agreement.

        19.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        20.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

        21.    Section Headings.    The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VORNADO REALTY TRUST
By:	/s/ MICHAEL FASCITELLI
EMPLOYEE
/s/ SANDEEP MATHRANI SANDEEP MATHRANI

Exhibit B

LIMITED PARTNERSHIP INTERESTS

1.
TREECO/25 East Limited Partnership

2.
TREECO/Hylan Limited Partnership

3.
Wappingers Associates, L.P.

4.
Portsmouth Associates, L.P.